Exhibit 99.2

TECTONIC MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

You should read the following discussion and analysis of Tectonic’s financial condition and results of operations together with Tectonic’s unaudited consolidated financial statements and the related notes included as Exhibit 99.3 to this Current Report on Form 8-K. This discussion and analysis should also be read together with Tectonic’s pro forma financial information as of and for the three months ended March 31, 2024 included as Exhibit 99.4 to this Current Report on Form 8-K. In addition to historical information, the following discussion contains forward-looking statements. Tectonic’s actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this Current Report on Form 8-K.

Overview

Tectonic Therapeutic, Inc. (the “Company” or “Tectonic”) is a biotechnology company focused on the discovery and development of therapeutic proteins and antibodies that modulate the activity of GPCRs. The discovery of biologics that can modulate GPCRs has historically been quite challenging. Tectonic has developed a proprietary technology platform called GEODe™, with the aim of addressing these challenges to enable the discovery and development of GPCR-targeted biologic medicines that can modify the course of disease. Tectonic focuses on areas of significant unmet medical need, often where therapeutic options are poor or nonexistent, as these are areas where new medicines have the potential to improve patient quality of life.

GPCRs are receptor molecules found on the surface of cells that act as sensors for various extracellular stimuli to enable communication between cells and their environment. These molecules regulate diverse aspects of human biology including blood pressure, glucose metabolism, transmission between neurons and immune surveillance. There are over 800 human genes encoding GPCRs, underscoring the extent to which nature has relied on this molecular system for physiological control. The breadth of effects controlled by GPCRs is best illustrated by the fact that greater than 30% of all approved drugs address targets in this class. The vast majority of these drugs, however, are small molecules, and their targets have been largely confined to a few GPCR subfamilies, many of which have a natural ligand that is also a small molecule. Tectonic believes there are many situations where biologics could present advantages over small molecules for this class of targets. For instance, when targeting a single member of a highly related family of GPCRs, the selectivity profile achievable with an antibody may be preferable to that of a small molecule to optimize therapeutic efficacy and safety for the patient. Conversely, when multi-modal action is needed to achieve a desired physiological effect, proteins engineered for bispecific function allow for dual target engagement, unlike small molecules that are generally optimized for action on a single target. Tectonic is focused on developing biologics to address GPCRs with the goal of capturing such opportunities.

It has been historically difficult, however, to discover therapeutic proteins and antibodies that bind to and modulate the activity of GPCRs because of the low endogenous level of expression of many GPCRs, complex biochemistry and their inherent instability when removed from their natural environment, the cell membrane. With the goal of unlocking the potential for biologic therapeutics to broaden the clinical utility of GPCRs, Tectonic uses its proprietary GEODe™ technology platform in an attempt to overcome the known challenges of GPCR-targeted drug discovery.

Tectonic’s lead asset, TX45, is an Fc-relaxin fusion molecule that activates the RXFP1 receptor, the GPCR target of the hormone, relaxin. Relaxin is an endogenous protein, expressed at low levels in both men and women. In normal human physiology, relaxin is upregulated during pregnancy where it exerts vasodilative effects, reduces systemic and pulmonary vascular resistance and increases cardiac output to accommodate the increased demand for oxygen and nutrients from the developing fetus. Relaxin also exerts anti-fibrotic effects on pelvic ligaments to facilitate delivery of the baby. It has long been hypothesized that these unique dual aspects of relaxin biology may offer therapeutic potential in the treatment of cardiovascular disease. Unfortunately, the development of a viable therapeutic has been challenging, primarily because of relaxin’s very short half-life. Tectonic believes TX45’s pharmacological profile, the direct result of applying Tectonic’s protein engineering capabilities, has the potential to overcome the limitations that have impeded previous attempts to develop relaxin as a therapeutic protein. To interrogate the therapeutic potential of relaxin, Tectonic has identified: Group 2 Pulmonary Hypertension (“PH”) in the setting of Heart Failure with Preserved Ejection Fraction (“HFpEF”), referred to as Group 2 PH /HFpEF hereafter, as the initial disease setting. Tectonic hypothesizes that in this setting, treatment with relaxin could improve hemodynamics through effects on vasodilation and potential remodeling in both the pulmonary vessels and the heart which could translate into a clinically meaningful improvement in exercise capacity in these patients. Clinical trials are planned to confirm this hypothesis. Despite this belief, Tectonic’s business carries substantial risks, including Tectonic’s limited experience in therapeutic discovery and development, and the risk that the platform may never result in the regulatory approval of a product candidate.

Since Tectonic’s inception in 2019, Tectonic’s operations have focused on organizing and staffing the company, business planning, raising capital, establishing Tectonic’s intellectual property portfolio and conducting preclinical studies and clinical trials. Tectonic does not have any product candidates approved for sale and has not generated any revenue from product sales. Tectonic has funded its operations primarily with proceeds from sales of Series A-1, A-2, A-3, and A-4 convertible preferred stock (collectively, the “Preferred Stock”), proceeds received from the Merger (as defined below), proceeds from the issuance of common stock, proceeds from issuance of convertible promissory notes, which were all converted to convertible preferred stock in March 2021 and proceeds from issuance of Simple Agreements for Future Equity (“SAFEs”) in October and December 2023. From inception through March 31, 2024, Tectonic has received $114.7 million in capital contributions from sales of Preferred Stock, issuance of convertible promissory notes, and proceeds from issuance of SAFEs. As of March 31, 2024, Tectonic had $18.7 million in cash and cash equivalents. Upon the consummation of the transactions contemplated by that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) dated January 30, 2024 by and among AVROBIO, Inc. (“AVROBIO”), Alpine Merger Subsidiary, Inc. and Tectonic (the “Merger”) on June 20, 2024, Tectonic received $77.3 million in cash proceeds from AVROBIO, and $96.6 million in proceeds related to the sale of shares to investors pursuant to that certain subscription agreement dated January 30, 2024 among certain investors and Tectonic (the “Subscription Agreement”).

Since inception, Tectonic has incurred significant operating losses. Tectonic’s net losses were $15.2 million and $14.4 million for the three months ended March 31, 2024 and 2023, respectively. As of March 31, 2024, Tectonic had an accumulated deficit of $105.8 million. Tectonic expects to continue to incur significant expenses and operating losses for the foreseeable future. Tectonic anticipates that its expenses will increase significantly in connection with its ongoing activities, as Tectonic:

•	continues Tectonic’s ongoing and planned research and development of Tectonic’s lead product candidate TX45 and Tectonic’s other product candidates;

•	initiates preclinical studies and clinical trials for any additional product candidates that Tectonic may pursue in the future;

•	seeks to discover and develop additional product candidates and further expand Tectonic’s clinical product pipeline;

•	seeks regulatory approvals for any product candidates that successfully complete clinical trials;

•

continues to scale up external manufacturing capacity with the aim of securing sufficient quantities to meet Tectonic’s capacity requirements for clinical trials and eventual potential commercialization;

•	establishes sales, marketing and distribution infrastructure to commercialize any product candidate for which Tectonic may obtain regulatory approval;

•	develops, maintains, expands and protects Tectonic’s intellectual property portfolio;

•	acquires or in-licenses other product candidates and technologies;

•	hires additional clinical, quality control and manufacturing personnel;

•

adds discovery, clinical, operational, financial and management information systems and personnel, including personnel to support Tectonic’s product development and planned future commercialization efforts; and

•	incurs additional legal, accounting, investor relations and other expenses associated with operating as a public company following the completion of the Merger.

Tectonic will not generate revenue from product sales unless and until Tectonic successfully completes clinical development and obtains regulatory approval for one or more of Tectonic’s product candidates. If Tectonic obtains regulatory approval for any of Tectonic’s product candidates and does not enter into a commercialization partnership, Tectonic expects to incur significant expenses related to developing Tectonic’s internal commercialization capability to support product sales, marketing and distribution. Further, following the completion of the Merger, the combined company will continue to incur additional costs associated with operating as a public company.

As a result, Tectonic will need substantial additional funding to support Tectonic’s continuing operations and pursue Tectonic’s growth strategy. Until such time as Tectonic can generate significant revenue from product sales, if ever, Tectonic expects to finance its operations through a combination of public or private equity offerings, debt financings or other capital sources, which may include collaborations with other companies, marketing, distribution or licensing arrangements with third parties, or other strategic transactions. Tectonic may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If Tectonic fails to raise capital or enter into such agreements as and when needed, Tectonic may have to significantly delay, reduce or eliminate its product discovery and development programs or commercialization efforts.

Because of the numerous risks and uncertainties associated with pharmaceutical product development, Tectonic is unable to accurately predict the timing or amount of increased expenses or when or if Tectonic will be able to achieve or maintain profitability. Even if Tectonic is able to generate product sales, Tectonic may not become profitable. If Tectonic fails to become profitable or is unable to sustain profitability on a continuing basis, then Tectonic may be unable to continue its operations at planned levels and be forced to reduce or terminate Tectonic’s operations.

Recent Developments

Merger with AVROBIO

On January 30, 2024, Tectonic entered into the Merger Agreement with AVROBIO and Merger Sub. Pursuant to the Merger Agreement and the satisfaction of the conditions described in the Merger Agreement, on June 20, 2024, Merger Sub merged with and into Tectonic, with Tectonic surviving as a wholly owned subsidiary of AVROBIO. The Merger Agreement and the transactions contemplated therein were approved by the members of the AVROBIO board of directors and the Tectonic board of directors (the “Board”).

Subject to the terms and conditions of the Merger Agreement, at the effective time, (a) each outstanding share of Tectonic common stock (including shares of Tectonic common stock issued upon conversion of Tectonic preferred stock and the shares issued pursuant to the Subscription Agreement and conversion of the SAFEs) was converted into the right to receive a number of shares of AVROBIO common stock equal to the exchange ratio; and (b) each then outstanding Tectonic stock option that is outstanding and unexercised immediately prior to the effective time was assumed by AVROBIO, subject to the exchange ratio.

Immediately after the Merger, AVROBIO securityholders as of immediately prior to the Merger owned approximately 24.8% of the outstanding shares of capital stock of the combined company on a diluted basis. Immediately after the Merger, former Tectonic securityholders owned approximately 38.5% of the outstanding shares of capital stock of the combined company on a diluted basis. Investors participating in the Subscription Agreement and the SAFEs owned approximately 27.1% and 9.6% of the outstanding shares of capital stock of the combined company, respectively, on a diluted basis.

Tectonic stockholders received approximately 10,956,614 shares of AVROBIO common stock in connection with the Merger, including 6,901 shares of AVROBIO common stock subject to vesting terms, based on the number of shares of Tectonic common stock outstanding immediately prior to the Merger, including Tectonic restricted stock, the number of shares of Tectonic common stock issued to investors participating in the Subscription Agreement and SAFEs, and Tectonic convertible preferred stock outstanding immediately prior to the Merger, which was converted into shares of Tectonic common stock on a one-for-one basis immediately prior to the closing of the Merger.

Tectonic Subscription Agreement

Concurrently with the closing of the Merger, on June 20, 2024, certain investors of Tectonic completed the purchase of shares of Tectonic common stock pursuant to the Subscription Agreement at a price of approximately $12.40 per share for an aggregate purchase price of approximately $96.6 million. The shares of Tectonic common stock that were issued pursuant to the Subscription Agreement were converted into 4,163,606 shares of AVROBIO common stock upon the closing of the Merger based on the exchange ratio, pursuant to the Merger Agreement.

Macroeconomic Considerations

Uncertainty in the global economy presents significant risks to Tectonic’s business. Tectonic is subject to continuing risks and uncertainties in connection with the current macroeconomic environment, including rising interest rates, recent bank failures and geopolitical factors, such as tensions involving China and the United States, the war between Russia and Ukraine and the conflict in the Middle East and the responses thereto. While Tectonic is closely monitoring the impact of the current macroeconomic conditions on all aspects of its business, including the impacts on Tectonic’s participants in its clinical trials, employees, suppliers, vendors and collaboration partners, the ultimate extent of the impact on Tectonic’s business remains highly uncertain and will depend on future developments and factors that continue to evolve. Most of these developments and factors are outside Tectonic’s control and could exist for an extended period of time. Tectonic will continue to evaluate the nature and extent of the potential impacts to Tectonic’s business, results of operations, liquidity and capital resources.

Revenue

Tectonic has not generated any revenue since its inception and does not expect to generate any revenue from the sale of products in the foreseeable future, if at all. If Tectonic’s development efforts for its product candidates are successful and result in regulatory approval, or in collaboration or license agreements with third parties, Tectonic may generate revenue in the future from product sales or payments from collaboration or license agreements that Tectonic may enter into with third parties, or any combination thereof. Tectonic cannot predict if, when or to what extent Tectonic will generate revenue from the commercialization and sale of Tectonic’s product candidates. Tectonic may never succeed in obtaining regulatory approval for any of its product candidates.

Operating Expenses

Research and Development

Research and development expenses consist of costs incurred for Tectonic’s research activities, including Tectonic’s discovery efforts and the development of its programs and platform. These expenses include:

•	employee-related expenses, including salaries, related benefits and share-based compensation expense, for employees engaged in research and development functions;

•	expenses incurred in connection with research and the preclinical and clinical development of Tectonic’s programs and Tectonic’s product candidates, including under agreements with third parties;

•	laboratory supplies, consumables and other research materials;

•	facilities, depreciation and other expenses related to research and development activities, which include direct or allocated expenses for rent and maintenance of facilities, and utilities;

•	costs related to compliance with regulatory requirements; and

•	payments made under third-party licensing agreements.

Tectonic expenses all research and development costs in the periods in which they are incurred. Costs for certain development activities are recognized based on Tectonic’s evaluation of the progress to completion of specific tasks using information and data provided to Tectonic by Tectonic’s vendors and third-party service providers. Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. Such amounts are recognized as an expense when the goods have been delivered or the services have been performed, or when it is no longer expected that the goods will be delivered or the services rendered. Upfront payments under license agreements are expensed upon receipt of the license, and annual maintenance fees under license agreements are expensed in the period in which they are incurred. Milestone payments under license or collaboration agreements are accrued, with a corresponding expense being recognized, in the period in which the milestone is determined to be probable of achievement and the related amount is reasonably estimable.

Tectonic’s direct research and development expenses relate to the development of Tectonic’s lead product candidate, TX45, as well as the nonclinical safety pharmacology and toxicology testing of Tectonic’s product candidates. Tectonic’s external services expenses consist of the external costs and fees paid to consultants and other research laboratories in connection with Tectonic’s preclinical development and clinical development activities.

Costs that are deployed across multiple of Tectonic’s programs, including the HHT program and programs aimed at the discovery and development of potential therapies for fibrotic disease, and its platform technology and are not directly attributable to any single program are not allocated to any single program and, as such, are not separately classified. These costs include multi-program employee costs, cross-program payments made under third-party licensing agreements, costs of laboratory supplies and facilities expenses, including rent, depreciation and other indirect costs, The costs of Tectonic’s discovery efforts and projects are included in unallocated employee-related expenses, laboratory supplies and other expenses.

General and Administrative

General and administrative expenses consist primarily of salaries and personnel-related costs, including share-based compensation, for Tectonic’s personnel in executive, legal, finance and accounting, human resources and other administrative functions. General and administrative expenses also include legal fees relating to patents and corporate matters, professional fees paid for accounting, auditing, consulting and tax service, insurance costs, travel expenses, office and information technology costs and facilities, depreciation and other expenses related to general and administrative activities, which include direct or allocated expenses for rent and maintenance of facilities and utilities.

Tectonic anticipates that its general and administrative expenses will increase in the future as the combined company is expected to incur significantly increased accounting, audit, legal, regulatory, compliance, director and officer insurance, and investor and public relations expenses associated with operating as a public company. Tectonic also expects to incur additional intellectual property-related expenses as Tectonic files patent applications to protect innovations arising from Tectonic’s research and development activities.

Other Income (Expense), Net

Loss on Issuance of SAFEs and Change in Fair Value of SAFE Liabilities

In October and December 2023, Tectonic issued SAFEs for proceeds of $34.1 million. The SAFEs were recorded as liabilities in the consolidated balance sheet at their fair value on the issuance dates. Until redemption, the SAFEs were measured at a fair value on a recurring basis, with subsequent changes in fair value recorded in other income and expenses on the consolidated statement of operations and comprehensive loss. Tectonic recorded a loss of $2.1 million resulting from the remeasurement of the SAFEs to fair value from December 31, 2023 to March 31, 2024.

Immediately prior to the closing of the Merger, the principal balance of the SAFEs was automatically redeemed into 2,752,216 shares of Tectonic common stock at the conversion price of $12.40 per share. At the closing of the Merger, shares of Tectonic common stock issued pursuant to the redemption of the SAFEs were converted into 1,470,839 shares of AVROBIO common stock based on the exchange ratio, pursuant to the Merger Agreement.

Interest Income

Interest income primarily consists of interest earned on Tectonic’s invested cash balances, which consist of deposit accounts and a sweep account.

Interest Expense

Interest expense primarily consists of interest expense on finance lease liabilities.

Other Income (Expense), net

Other income (expense), net primarily consists of the difference between transactional currency and functional currency.

Income Taxes

Since Tectonic’s inception, it has not recorded any income tax benefits for the net losses it has incurred or for the research and development tax credits earned in each year by Tectonic’s operations in the United States, as Tectonic believes, based upon the weight of available evidence, that it is more likely than not that all of Tectonic’s net operating loss carryforwards and tax credit carryforwards will not be realized.

Components of Tectonic’s Results of Operations

Comparison of the Three Months Ended March 31, 2024 and 2023

The following table summarizes Tectonic’s results of operations for the three months ended March 31, 2024 and 2023:

	Three Months Ended March 31,
	2024	2023	Change	%
	(in thousands)
Operating expenses:
Research and development	$10,818	$12,985	$(2,167)	(17)%
General and administrative	2,150	1,546	604	39

Total operating expenses	12,968	14,531	(1,563)	(11)

Loss from operations	(12,968)	(14,531)	1,563	(11)

Other income (expense), net:
Change in fair value of the SAFE liabilities	(2,075)	—	(2,075)	100
Interest income	256	128	128	100
Interest expense	(31)	(42)	11	(26)
Other expense	(403)	—	(403)	—%

Total other (expense) income, net	(2,253)	86	(2,339)	(2,720)

Net loss	$(15,221)	$(14,445)	$(776)	5

Operating Expenses

Research and Development Expenses

Direct research and development expenses by program:

	Three Months Ended March 31,
	2024	2023	Change	%
	(in thousands)
Direct research and development expenses by program:
TX45	$5,710	$8,655	(2,945)	(34)%
Platform development, early-stage research and unallocated expenses:
Personnel related (including share-based compensation)	3,203	2,853	350	12
External services	784	273	511	187
Facility, supplies and other	1,121	1,204	(83)	(7)

Total research and development expenses	$10,818	$12,985	$(2,167)	(17)%

Research and development expenses were $10.8 million for the three months ended March 31, 2024, as compared to $13.0 million for the three months ended March 31, 2023. The decrease of $2.2 million was primarily due to a decrease of $2.9 million in direct research and development expenses which were specifically attributed to Tectonic’s lead product candidate, TX45. This decrease resulted from a reduction of $5.2 million in direct research and development expenses which were specifically attributed to the end of a development and manufacturing services contract term with a major customer, partially offset by an increase of $2.3 million in clinical trial CRO costs. The increase of $0.4 million in personnel related costs was primarily due to severance and related costs incurred as a result of a reduction in force that occurred during the three months ended March 31, 2024. The increase of $0.5 million in external services was primarily due to an increase in consulting and professional services to support the ongoing development activities. The decrease of less than $0.1 million in facility, supplies and other expenses was primarily due to decreased travel costs and laboratory service and equipment purchases.

General and Administrative Expenses

	Three Months Ended March 31,
	2024	2023	Change	%
	(in thousands)
Personnel related (including share-based compensation)	$1,246	$1,015	$231	23%
Professional and consultant fees	582	375	207	55
Facility related and other	322	156	166	106

Total general and administrative expenses	$2,150	$1,546	$604	39%

General and administrative expenses were $2.2 million for the three months ended March 31, 2024 as compared to $1.5 million for the three months ended March 31, 2023. The increase of $0.6 million resulted from an increase of $0.2 million in personnel related costs and was primarily due to severance and costs incurred as a result of a reduction in force that occurred during the three months ended March 31, 2024. The increase of $0.2 million in professional and consultant fees was related to an increase in consulting and professional services fees to support Merger related activities during the three months ended March 31, 2024. The increase of $0.2 million in facility related costs and other expenses was due to increased office and insurance costs.

Other Income (Expense), Net

Change in Fair Value of SAFE Liabilities

The SAFE liabilities loss of $2.1 million resulted from the remeasurement of the SAFE liabilities to fair value from December 31, 2023 to March 31, 2024.

Interest Income

Interest income increased by $0.1 million for the three months ended March 31, 2024 compared to the three months ended March 31, 2023 due to an increase in interest rates in 2023.

Interest Expense

Interest expense was consistent for the three months ended March 31, 2024 and 2023.

Other Expense

Other expense increased by $0.4 million for the three months ended March 31, 2024 compared to the three months ended March 31, 2023 due to the reversal of an Australian research and development tax credit claim during the three months ended March 31, 2024.

Liquidity and Capital Resources

Sources of Liquidity

Since Tectonic’s inception, Tectonic has incurred significant operating losses. Tectonic expects to incur significant expenses and operating losses for the foreseeable future as Tectonic advances the preclinical and clinical development of Tectonic’s research programs and product candidates. Tectonic expects that its research and development and general and administrative costs will increase in connection with conducting additional preclinical studies and clinical trials for Tectonic’s current and future research programs and product candidates, contracting with CMOs to support preclinical studies and clinical trials, expanding Tectonic’s intellectual property portfolio, and providing general and administrative support for Tectonic’s operations. As a result, Tectonic will need additional capital to fund its operations, which Tectonic may obtain from additional equity or debt financings, collaborations, licensing arrangements or other sources.

Tectonic does not currently have any approved products and has never generated any revenue from product sales. To date, Tectonic has funded its operations primarily through proceeds from sales of preferred stock and common stock, proceeds from issuance of convertible promissory notes, proceeds from issuance of SAFEs and proceeds received from the merger. From inception through March 31, 2024, Tectonic has received $114.7 million in capital contributions from sales of preferred stock and convertible promissory notes and proceeds from issuance of SAFEs. As of March 31, 2024, Tectonic had $18.7 million in cash and cash equivalents and an accumulated deficit of $105.8 million.

Cash Flows

The following table shows a summary of Tectonic’s cash flows for the three months ended March 31, 2024 and 2023:

	Three Months Ended March 31,
	2024	2023
	(in thousands)
Net cash used in operating activities	$(9,273)	$(10,815)
Net cash used in investing activities	(4)	(136)
Net cash used in financing activities	(668)	(143)
Effect of exchange rate changes on cash and cash equivalents	(76)	—

Net decrease in cash, cash equivalents and restricted cash	$(10,021)	$(11,094)

Operating Activities

During the three months ended March 31, 2024, operating activities used $9.3 million of cash, primarily resulting from a net loss of $15.2 million, offset by changes in Tectonic’s operating assets and liabilities of $2.9 million and non-cash charges of $3.1 million. Non-cash charges primarily consisted of $2.1 million change in fair value of the SAFE liabilities, $0.4 million in depreciation and amortization expense, $0.3 million in stock-based compensation expense, and $0.3 million in non-cash lease expense. Net cash provided by changes in Tectonic’s operating assets and liabilities consisted primarily of a $1.5 million increase in accounts payable, a $1.4 million increase in accrued expenses and other current liabilities, and a $0.3 million decrease in prepaid expenses and other current assets, partially offset by a $0.3 million decrease in operating lease liabilities. The increase in accrued expenses and other current liabilities and accounts payable was primarily due to the timing of vendor and research partner payments and invoicing. The decrease in prepaid and other current assets was due to a reassessment of the tax benefit amount related to Australia. The decrease in operating lease liabilities was primarily due to the lease payments made during the three months ended March 31, 2024.

During the three months ended March 31, 2023, operating activities used $10.8 million of cash, primarily resulting from a net loss of $14.4 million, offset by non-cash charges of $1.0 million and changes in Tectonic’s operating assets and liabilities of $2.7 million. Non-cash charges primarily consisted of $0.4 million in depreciation and amortization expense, $0.3 million in stock-based compensation expense, and $0.3 million in non-cash lease expense. Net cash provided by changes in Tectonic’s operating assets and liabilities consisted primarily of a $2.3 million increase in accrued expenses and other current liabilities and a $1.0 million increase in accounts payable, partially offset by a $0.3 million increase in prepaid expenses and other current assets and a $0.3 million decrease in operating lease liabilities. The increase in accrued expenses and other current liabilities and increase in accounts payable were primarily due to the timing of vendor and research partner payments and invoicing. The increase in prepaid expenses and other current assets is due to prepayments of material costs and insurance and license fees. The decrease in operating lease liabilities was primarily due to the lease payments made during the three months ended March 31, 2023.

Investing Activities

During the three months ended March 31, 2024 and 2023, net cash used in investing activities was less than $0.1 million and $0.1 million, respectively. The change in net cash used in investing activities during the three months ended March 31, 2024 and 2023 was due to Tectonic’s purchases of property, equipment, and improvements.

Financing Activities

During the three months ended March 31, 2024 and 2023, net cash used in financing activities was $0.7 million and $0.1 million, respectively. Net cash used in financing activities during the three months ended March 31, 2024 was primarily due to Tectonic’s payments of deferred offering costs of $0.6 million and $0.1 million of repayment of finance lease obligations. Net cash used in financing activities during the three months ended March 31, 2023 was primarily due to $0.1 million of repayment of finance lease obligations.

Funding Requirements

Tectonic expects its expenses to increase in connection with its ongoing activities, particularly as Tectonic continues the research and development of, continue or initiate clinical trials of, and seek marketing approval for, Tectonic’s product candidates including its lead product candidate TX45. In addition, if Tectonic obtains marketing approval for TX45 or any of its other product candidates, Tectonic expects to incur significant commercialization expenses related to program sales, marketing, manufacturing and distribution to the extent that such sales, marketing and distribution are not the responsibility of potential collaborators. Furthermore, following the completion of the Merger, Tectonic expects to incur additional costs associated with operating as a public company. Accordingly, Tectonic will need to obtain substantial additional funding in connection with its continuing operations. If Tectonic is unable to raise capital when needed or on attractive terms, Tectonic would be forced to delay, reduce or eliminate Tectonic’s research and development programs or future commercialization efforts.

Tectonic expects its existing cash and cash equivalents, together with the net proceeds from the Merger and the sale of securities pursuant to the Subscription Agreement, will enable Tectonic to fund its operating expenses and capital expenditure requirements for at least the next twelve months. Tectonic’s future capital requirements will depend on many factors, including:

•	the scope, progress, results and costs of product discovery, preclinical studies and clinical trials;

•	the scope, prioritization and number of Tectonic’s research and development programs;

•	the costs, timing and outcome of regulatory review of Tectonic’s product candidate;

•	Tectonic’s ability to establish and maintain collaborations on favorable terms, if at all;

•	the achievement of milestones or occurrence of other developments that trigger payments under the license agreements and any other collaboration agreements Tectonic enters into;

•	the extent to which Tectonic is obligated to reimburse, or entitled to reimbursement of, clinical trial costs under collaboration agreements, if any;

•	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing Tectonic’s intellectual property rights and defending intellectual property-related claims;

•	the extent to which Tectonic acquires or in-license other product candidates and technologies;

•	the costs of securing manufacturing arrangements for commercial production; and

•	the costs of establishing or contracting for sales and marketing capabilities if Tectonic obtains regulatory approvals to market Tectonic’s product candidates.

Identifying potential product candidates and conducting preclinical studies and clinical trials is a time-consuming, expensive and uncertain process that takes many years to complete, and Tectonic may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, Tectonic’s product candidates, if approved, may not achieve commercial success. Tectonic’s commercial revenues, if any, will be derived from sales of product candidates that Tectonic does not expect to be commercially available for many years, if at all. Accordingly, Tectonic will need to continue to rely on additional financing to achieve its business objectives. Adequate additional financing may not be available to Tectonic on acceptable terms, or at all.

Until such time, if ever, as Tectonic can generate substantial product revenues, Tectonic expects to finance its cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. Debt financing, if available, may involve agreements that include covenants limiting or restricting Tectonic’s ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

If Tectonic raises funds through additional collaborations, strategic alliances or licensing arrangements with third parties, Tectonic may have to relinquish valuable rights to Tectonic’s technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to Tectonic. If Tectonic is unable to raise additional funds through equity or debt financings when needed, Tectonic may be required to delay, limit, reduce or terminate Tectonic’s product development or future commercialization efforts or grant rights to develop and market product candidates that Tectonic would otherwise prefer to develop and market itself.

Following the closing of the Merger, Tectonic expects to incur additional costs associated with operating as a public company. In addition, Tectonic anticipates that Tectonic will need substantial additional funding in connection with Tectonic’s continuing operations. Tectonic projections of operating capital requirements are based on Tectonic’s current operating plan, which includes several assumptions that may prove to be incorrect and Tectonic may use all of its available capital resources sooner than it expects.

Tectonic currently has no ongoing material financing commitments, such as lines of credit or guarantees, that are expected to affect Tectonic’s liquidity over the next five years, other than Tectonic’s lease obligations.

Going Concern

Tectonic evaluated certain adverse conditions and events that raise substantial doubt about Tectonic’s ability to continue as a going concern within twelve months after the date that the accompanying financial statements were issued or available to be issued. Since Tectonic’s inception, Tectonic has funded its operations primarily with proceeds from the sale of common stock, preferred stock, issuance of convertible promissory notes, issuance of SAFEs and proceeds received at the closing of the Merger. Tectonic has also incurred significant recurring losses, including net losses of $15.2 million and $14.4 million for the three months ended March 31, 2024 and 2023, respectively. In addition, Tectonic used $9.3 million and $10.8 million in operations for the three months ended March 31, 2024 and 2023, respectively. As of March 31, 2024, Tectonic has an accumulated deficit of $105.8 million. In June 2024, the Company completed the Merger and received $77.3 million of cash from AVROBIO and $96.6 million from the issuance of common stock pursuant to the Subscription Agreements. Management believes that its current cash on hand along with the cash received from the closing of the Merger are sufficient to fund the Company’s planned operations for at least one year from the date of issuance of these unaudited condensed consolidated financial statements.

Contractual Obligations & Commitments

Leases

The following is Tectonic’s contractual obligations and commitments as of March 31, 2024:

	Less than 1 Year	1 to 3 Years	3 to 5 Years	More than 5 Years	Total
			(in thousands)
Finance Leases	$434	$915	$44	$—	$1,393
Operating Leases	1,154	1,712	—	—	2,866

Total	$1,588	$2,627	$44	$—	$4,259

The commitment amounts in the table above are associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts. The table does not include obligations under agreements that Tectonic can cancel without a significant penalty.

Harvard Agreement

In July 2020, Tectonic entered into an option agreement with the President and Fellows of Harvard College (“Harvard”) and obtained an option to negotiate a license under Harvard’s interest in certain patent rights (the “Patent Rights”) in exchange for an option fee in the low five digits. In October 2021, Tectonic exercised the option and in February 2022 it entered into a license agreement with Harvard (the “Harvard License Agreement”) to conduct research and development activities using certain materials, technology and patent rights owned by Harvard, with the intent to develop, obtain regulatory approval for, and commercialize products. The Harvard License Agreement expires upon the later of: (i) the expiry of the last valid claim within the licensed patent rights, expected to be not earlier than May 2041; and (ii) the earlier of (a) ten years after the first commercial sale of the first know-how enabled product or (b) twelve years after the first commercial sale of the first licensed product.

As partial consideration for the Harvard License Agreement, Tectonic agreed to pay Harvard a one-time license fee of $170,000, with such fee to be paid in equal installments over three years. In July 2022, Tectonic paid Harvard $56,666 and in July 2023 Tectonic paid Harvard $56,667. The final installment of $56,667 under the Harvard License Agreement is due in July 2024. As partial consideration for the Harvard License Agreement, Tectonic entered into a subscription agreement with Harvard in July 2022, pursuant to which Harvard was granted 227,486 shares of common stock of the Company with a fair market value in the mid six digits.

Tectonic is required to pay an annual maintenance fee ranging from the low five digits to the low six digits until the first commercial sale of a royalty-bearing product, following which the annual maintenance fee will increase to a low six digits for the remainder of the term of the Harvard License Agreement. Tectonic is required to pay a one-time milestone payment of $100,000 for each discovered product granted FDA marketing authorization as well as for the first licensed product or know-how enabled product to reach certain clinical developmental milestones, up to $8.5 million and for the first licensed product or know-how enabled product to reach certain commercial milestones, up to $2.0 million. Tectonic is also obligated to pay tiered royalties as a percentage in the low single digits on net sales of licensed products, as a percentage in the low single digits on the net sales of know-how enabled products and a single royalty as a percentage in the low single digits on the net sales of discovered products, subject to a reduction for third-party licenses, as well as a percentage between 10-20% of non-royalty income Tectonic receives in connection with a sublicense, strategic partnership or know-how enabled license. With respect to any net sales of licensed products and know-how enabled products sold in certain countries outside of the United States and Europe, Tectonic and Harvard will negotiate a royalty percentage on a country-by-country basis.

For a more detailed description of this agreement, see note 6 to the interim condensed consolidated Tectonic financial statements included as Exhibit 99.3 of this Current Report on Form 8-K.

Alloy Therapeutics License Agreement

On November 29, 2021, Tectonic executed a license agreement with Alloy Therapeutics, LLC (“ATX”), whereby Tectonic will use ATX technology for the purpose of preclinical development, clinical development and commercialization of potential product candidates, for an initial period of three years, with the option to extend the term for an additional two years. Tectonic will pay ATX a non-refundable and non-creditable annual fee of $0.1 million on each anniversary of the agreement. On November 7, 2022, ATX and Tectonic amended the agreement and extended the period of payment for the first fee due in May 2023. Additionally, Tectonic will be responsible for annual partnering fees if Tectonic decides to pursue clinical development of a product candidate using the ATX technology. The partnering fees may be creditable against future milestone development fees paid by Tectonic. Tectonic will also be responsible to pay ATX development milestone payments for the movement of certain product candidates thought clinical trials, which range from the low six digits to the low seven digits upon completion of each milestone and amount to $4.8 million in total milestone payments under the license agreement. Provided Tectonic is able to commercialize a product using ATX technology, Tectonic will be responsible to pay ATX commercial payments in the low seven digits per year during the first six years of commercial sales, amounting to an amount in the high eight digits in total commercial payments under the license agreement.

During the three months ended March 31, 2024 and 2023, Tectonic paid $0.1 million and $0 to ATX, respectively.

Adimab Agreement

On May 1, 2023, Tectonic entered into a discovery agreement with Adimab, LLC (“Adimab”), an antibody discovery company, whereby Tectonic and Adimab are collaborating on human antibody discovery in accordance with an agreed upon research program. Tectonic paid an upfront technology access fee totaling $20,000 upon execution of the agreement during the year ended December 31, 2023.

Tectonic also will be responsible for payment of: (1) quarterly funding equal to 100% of the actual full-time employee (“FTE”) expended by Adimab in the performance of its obligations in accordance with the agreed upon research program at an annual rate of $0.4 million per FTE (subject to annual consumer price index increases) per the agreement, (2) delivery fees equal to $0.1 million upon both Adimab’s initial delivery of sequences or physical materials and completion pursuant to the research program (initial and completion fees payable once per target for a total of up to $0.4 million), (3) the option, with a non-creditable, non-refundable option exercise fee of $0.5 million, to obtain the licenses and assignments for information discovered during the research program (4) development milestone payments for the movement of certain product candidates thought clinical trials, which range in the low seven digits and (5) royalty payments based on the annual net sales that Tectonic generates from products that utilize Adimab technology. Tectonic has the right to terminate the agreement if certain criteria are met. During the three months ended March 31, 2024 and 2023, Tectonic paid $0.1 million and $0 to Adimab, respectively.

Critical Accounting Estimates

Tectonic’s management’s discussion and analysis of its financial condition and results of operations is based on Tectonic’s interim condensed consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of these interim condensed consolidated financial statements requires Tectonic to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the interim condensed consolidated financial statements and the reported amounts of expenses during the reporting periods. Tectonic bases its estimates on historical experience, known trends and events, and various other assumptions that Tectonic believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities recorded expenses that are not readily apparent from other sources. Tectonic evaluates its estimates and assumptions on an ongoing basis. Actual results may differ from these estimates.

While Tectonic’s significant accounting policies are described in greater detail in Note 2 to Tectonic’s audited annual consolidated financial statements, Tectonic believes that the following accounting policies are those most critical to the judgements and estimates used in the preparation of Tectonic’s interim condensed consolidated financial statements.

Prepaid and Accrued Research and Development Expenses

As part of the process of preparing its interim condensed consolidated financial statements, Tectonic is required to estimate its prepaid and accrued research and development expenses. This process involves estimating the level of service performed and the associated cost incurred for the services when Tectonic has not yet been invoiced or otherwise notified of actual costs. The majority of Tectonics’ service providers invoice Tectonic in arrears for services performed, on a pre-determined schedule or when contractual milestones are met; however, some require advance payments. Tectonic makes estimates of its prepaid and accrued research and development expenses as of each balance sheet date in the interim condensed consolidated financial statements based on facts and circumstances known to Tectonic at that time, which includes corroboration of these estimates with the service providers. Estimated research and development expenses include those related to fees paid to vendors in connection with clinical, discovery and preclinical development activities and any research organizations in connection with clinical and preclinical studies and testing. Although Tectonic does not expect its estimates to be materially different from amounts actually incurred, Tectonic’s understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in changes in estimates reported in the current period. To date, there have not been any material adjustments to Tectonic’s prior estimates of prepaid and accrued research and development expenses.

Valuation of SAFE Liabilities

Tectonic accounts for the SAFEs as liabilities at fair value and adjusts the liabilities to fair value at each period end date until a triggering event occurs that results in the settlement of the liabilities. Triggering events include an equity financing, public listing transaction, change of control and dissolution. Changes in the liabilities’ fair values are recognized in the Company’s statement of operations and comprehensive loss in change in fair value of SAFE liabilities. The fair value of the SAFEs has been estimated using probability-weighted scenario analyses and discount rates derived by application of the build-up method to reflect the cost of equity.

The valuations of the SAFE liabilities as of March 31, 2024 and December 31, 2023 were determined based on a probability-weighted scenario analysis that assumed the probabilities of the occurrence of an equity financing, public listing transaction and dissolution to be 10.0%, 87.5% and 2.5% respectively. The estimated time to redemption used in the March 31, 2024 valuation was two months for an equity financing and dissolution and one month for a public listing transaction. The estimated time to redemption used in the December 31, 2023 valuation was five months for an equity financing and dissolution and four months for a public listing transaction. The valuations used a discount rate of 30.2% to approximate the cost of equity, which was derived from application of a build-up method that incorporated the risk-free rate at the valuation date, and adjustments to reflect market risk, a small stock premium, and a selected company-specific risk premium.

Share-Based Compensation

Tectonic measures stock options granted to employees and non-employees based on their fair value on the date of the grant using the Black-Scholes-Merton (“BSM”) option pricing model. Compensation expense for those awards is recognized over the requisite service period, which is generally the vesting period of the respective award for employees. Compensation expense for awards to non-employee with service-based vesting conditions is recognized in the same manner as if Tectonic had paid cash in exchange for the goods or services, which is generally the over the vesting period of the award. Tectonic uses the straight-line method to recognize the expense of awards with service-based vesting conditions. Tectonic accounts for forfeitures of stock options as they occur.

The BSM requires the use of assumptions to determine the fair value of the stock options. The determination of fair value of the Tectonic common stock is described below. Other assumptions used in the BSM, the volatility of Tectonic’s common stock, the expected term of Tectonic’s common stock, the risk-free interest rate for a period that approximates the expected term of Tectonic’s common stock and Tectonic’s expected dividend yield, are determined by Tectonic management.

Determination of Fair Value of Common Stock

As there has been no public market for Tectonic’s common stock to date, the estimated fair value of Tectonic’s common stock has been determined by the Board as of the date of grant of each stock options, with input from management, considering Tectonic’s most recently available third-party valuations of Tectonic common stock and the Board’s assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held- Company Equity Securities Issued as Compensation and were prepared using the option pricing model (“OPM”). OPM uses option theory to value the various classes of Tectonic’s securities in light of their respective claims to the enterprise value. Total shareholders’ deficit value is allocated to the various share classes based upon their respective claims on a series of call options with strike prices at various value levels depending upon the rights and preferences of each class. A BSM is typically employed in this analysis, with an option term assumption that is consistent with Tectonic’s expected time to a liquidity event and a volatility assumption based on the estimated stock price volatility of a peer group of comparable public companies over a similar term. In addition to considering the results of these third-party valuations, the Board considered various objective and subjective factors to determine the fair value of Tectonic’s common stock as of each grant date, including:

•	the prices of Tectonic’s common stock at the time of each grant of stock options;

•	the progress of Tectonics’ research and development programs, including the status of preclinical studies and clinical trials for Tectonic’s product candidates;

•	Tectonic’s stage of development and business strategy;

•	external market conditions affecting the biotechnology industry and trends within the biotechnology industry;

•	Tectonic’s financial position, including cash on hand, and Tectonic’s historical and forecasted performance and operating results;

•	the lack of an active public market for Tectonic’s common stock and Tectonic’s Series A convertible preferred stock;

•	the likelihood of achieving a liquidity event, such as an initial public offering, or IPO, merger or sale of Tectonic in light of prevailing market conditions; and

•	the analysis of IPOs and market performance of similar companies in the biotechnology industry.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if Tectonic had used significantly different assumptions or estimates, the fair value of Tectonic’s common stock and Tectonic’s share- based compensation expense could have been materially different. After the Merger is completed and there is a public trading market for Tectonic’s common stock, it will no longer be necessary for the Board to estimate the fair value of Tectonics’ common stock in connection with Tectonics’ accounting for granted stock options or other such awards Tectonic may grant, as the fair value of Tectonic’s common stock and stock options will be determined based on the quoted market price of Tectonic’s common stock.

Recent Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact Tectonic’s financial position, results of operations or cash flows is disclosed in Note 2 to Tectonic’s interim condensed consolidated financial statements included as Exhibit 99.3 of this Current Report on Form 8-K.

Qualitative and Quantitative Disclosures about Market Risk

Interest Rate Risk

Tectonic’s primary exposure to market risk is to market risk related to interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates. As of March 31, 2024, Tectonic had cash and cash equivalents of $18.7 million, which consisted of cash and money market funds. As of March 31, 2024, Tectonic had a finance lease liability and an operating lease liability of $1.2 million and $2.7 million, respectively. In October 2023 and December 2023, Tectonic issued SAFEs to certain of Tectonic’s investors. Tectonic received proceeds of $10.1 million from the October issuance and $24.0 million from the December issuance. Interest income and expenses are sensitive to changes in the general level of interest rates. However, due to the nature of these investments, an immediate 10% change in market interest rates would not have a material effect on the fair market value of Tectonic’s investment portfolio.

Inflation Risk

Tectonic’s results of operations and financial condition are presented based on historical cost. While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, Tectonic believes the effects of inflation, if any, on Tectonic’s results of operations and financial condition have been immaterial. Tectonic cannot assure you its business will not be affected in the future by inflation.